Exhibit 99.1
Executive Vice President and President of Maggiano’s Little Italy Set to Retire
Industry Veteran Steve Provost Will Retire After Nearly Four Decades

DALLAS, July 20, 2023 – Brinker International, Inc. (NYSE: EAT) today announced Steve Provost, Executive Vice President and President of its Italian casual dining brand, Maggiano’s Little Italy®, will retire at the end of August 2023.

“Steve is a one-of-a-kind, humble and courageous leader with an incredible presence and knack for storytelling that will be missed,” said Kevin Hochman, president and CEO, Brinker International and President of Chili’s® Grill & Bar. “He is leaving the brand in a stronger position, having continued the legacy of making both Guests and Teammates feel special, and I am grateful for his leadership and the wonderful foundation he and the team built.”

Provost joined Brinker in 2009 as senior vice president of marketing and brand strategy, Maggiano’s, and later that year became brand president, leading strategy and overseeing growth and development, operations, marketing, culinary and PeopleWorks. During his eight-year tenure as president, Maggiano’s drove 21 consecutive quarters of same restaurant sales growth. He was promoted to executive vice president and chief marketing officer of Chili’s in 2017 where he launched the brand’s everyday value platform, brought back the famous Baby Back Ribs jingle and invested in digital marketing. In 2018, Provost took on a new role as chief concept officer, leading supply chain management, driving strategic growth and culinary innovation – and conceiving and launching Brinker’s first virtual brand, It’s Just Wings. In 2020, he resumed his role as Maggiano’s president, helping lead the brand out of COVID-19 with stronger sales and profits than pre-pandemic.

Prior to joining Brinker, Provost served in leadership roles in marketing, operations, franchise and concept development for multiple brands, including Quizno’s, PepsiCo and Yum! Brands.

“My first restaurant job was as a 16-year-old dishwasher in Montpelier, Vt. Decades later, I have been fortunate to end my restaurant career with a company that embodies the Norman Brinker spirit of hospitality and servant leadership,” Provost said. “To travel the country helping bus tables and wash dishes at a restaurant chain as beloved as Maggiano’s is an honor for anyone who loves restaurants as much as I do. This journey has been the ultimate privilege.”

The company will conduct an external search for a president who will work with the team to protect what makes Maggiano’s special, modernize the brand for today’s consumer needs and accelerate its growth.

About Brinker
Brinker International, Inc. is one of the world's leading casual dining restaurant companies and home of Chili's® Grill & Bar, Maggiano's Little Italy® and a virtual brand: It's Just Wings®. Founded in 1975 in Dallas, Texas, we've ventured far from home, but stayed true to our roots. Brinker owns, operates or franchises more than 1,600 restaurants in 30 countries and two U.S. territories. Our passion is making people feel

Exhibit 99.1
special, and we hope you feel that passion each time you visit one of our restaurants or invite us into your home through takeout or delivery. Learn more about Brinker and its brands at brinker.com.

About Maggiano's Little Italy Maggiano's Little Italy specializes in Italian-American cuisine served in a warm and friendly atmosphere. Maggiano's menu features both classic and contemporary recipes – authentic pastas, signature salads, steaks, fresh seafood, regular chef specials and specialty desserts. Maggiano's 52 restaurants nationwide offer lunch and dinner as well as delivery, carryout services and banquet spaces for special occasions. Follow news about Maggiano's on Facebook, Twitter, Instagram, YouTube and Pinterest. For additional information, including the restaurant nearest you, please visit maggianos.com.